Exhibit 21.1
LIST OF SUBSIDIARIES
     Set forth below is a list of all subsidiaries of the Company as of December 31, 2009 the assets and operations of which are included in the Consolidated Financial Statements of Nortek, Inc., except subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary:

NAME OF SUBSIDIARY	Jurisdiction
Best S.p.A.	Italy
Best Deutschland GmbH	Germany
Best France S.A.	France
Best Poland S.p.zo.o.	Poland
Broan Building Products-Mexico, S. de R.L. de C.V.	Mexico
Broan-NuTone Canada, Inc.	Ontario, Canada
Venmar Ventilation Inc.	Quebec, Canada
Innergy Tech Inc.	Quebec, Canada
Venmar CES, Inc.	Saskatchewan, Canada
Venmar Ventilation (H.D.H.) Inc.	Quebec, Canada
NuTone LLC	Delaware
Broan-NuTone LLC	Delaware
Broan-NuTone (HK) Limited	Hong Kong
Broan Building Products (Huizhou) Co., Ltd.	China
Broan-NuTone Storage Solutions LP	Delaware
Pacific Zephyr Range Hood, Inc.	California
Zephyr Ventilation LLC	California
Eaton-Williams Group Limited	United Kingdom
Imerge Limited	United Kingdom
Linear LLC	California
Aigis Mechtronics, Inc.	Delaware
Elan Home Systems, L.L.C.	Kentucky
Gates That Open, LLC	Florida
Gefen, LLC	California
HomeLogic LLC	Delaware
Lite Touch, Inc.	Utah
Magenta Research, Ltd.	Connecticut
Niles Audio Corporation	Delaware
OmniMount Systems, Inc.	Arizona
Operator Specialty Company, Inc.	Michigan
Panamax LLC	California
Secure Wireless, Inc.	California
SpeakerCraft, LLC	Delaware
Xantech LLC	California
Linear H.K. Manufacturing Ltd.	Hong Kong
Nordyne LLC	Delaware
CES Group, Inc.	Delaware
Governair Corporation	Oklahoma
Huntair, Inc.	Delaware
Mammoth-Webco, Inc.	Delaware
Nordyne de Puerto Rico, LLC	Puerto Rico
NORDYNE International, Inc.	Delaware

NAME OF SUBSIDIARY	Jurisdiction
Miller de Mexico S.A. de R.L. de C.V.	Mexico
Temtrol, Inc.	Oklahoma
Ventrol Air Handling Systems Inc.	Quebec, Canada